LONESTAR ANNOUNCES REAFFIRMATION OF $290 MILLION BORRROWING BASE

Fort Worth, Texas, December 23, 2019 (Business Wire) - Lonestar Resources US Inc. (NASDAQ: LONE) (together with its subsidiaries, "Lonestar," "our" or the "Company") announced today the completion of the Company’s fall borrowing base redetermination. Citibank, N.A., agent for the Company’s senior secured credit facility (the "Credit Facility"), informed the Company that the bank group has reaffirmed the Credit Facility’s borrowing base of $290 million. The Company’s next regularly scheduled semi-annual borrowing base redetermination will be in May 2020.

Lonestar’s Chief Executive Officer, Frank D. Bracken, III, commented, "Given the current conditions in the credit markets and the sub-market pricing assumptions that are currently being used in borrowing base calculations across the industry, we believe that the reaffirmation of the Company’s borrowing base is an endorsement of the quality of Lonestar’s asset base and the returns delivered by our capital program."

About Lonestar

Lonestar is an independent oil and natural gas company, focused on the development, production and acquisition of unconventional oil, natural gas liquids and natural gas properties in the Eagle Ford Shale in Texas.

Cautionary Note Regarding Forward Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as "possible," "if," "will," "expect" and "assuming" and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant and securities of the Company may not ultimately be offered to the public because of general market conditions or other factors. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission (the "SEC") on March 13, 2019 and subsequently filed quarterly reports on Form 10-Q. Any forward-looking statements in this press release are made as of the date of this press release and the Company undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or of which the Company becomes aware, after the date hereof, unless required by law.